Exhibit 99.1

OptimumBank Holdings, Inc. Financial Performance for the First Quarter of 2026

Fort Lauderdale, FL, April 24, 2026 — OptimumBank Holdings, Inc. (NYSE American: OPHC) (the “Company”) is a bank holding company and owns 100% of OptimumBank (the “Bank”), a Florida-chartered commercial bank, OptimumHUD Loans, LLC (d/b/a) as OptimumFunding, LLC, a wholly owned non-bank subsidiary, and OptimumFinance, LLC, a wholly owned non-bank, asset-based lending subsidiary. The Company is pleased to announce net income of $4.7 million, or $0.39 per basic share, and $0.20 per diluted share, for the first quarter of 2026. This compares to net income of $4.9 million, or $0.42 per basic share, and $0.21 per diluted share, for the fourth quarter of 2025, and $3.9 million net income, or $0.33 per basic share, and $0.17 per diluted share, for the comparable quarter last year. The increase of $0.8 million in net income for the first quarter of 2026, compared to the same period in 2025, was primarily driven by a $3.8 million improvement in net interest income and $0.6 million increase in noninterest income, partially offset by a $2.4 million increase in noninterest expenses and $0.9 million increase in credit loss expense and the corresponding increase in income tax expense.

The results of the first quarter of 2026 will be explored in greater depth on April 28, 2026, at 10:00am ET, as part of the annual shareholder meeting. Those interested in viewing the Company’s presentation are encouraged to register for the live Webcast, at the following link: https://events.q4inc.com/attendee/178187333/guest. Company management will also be available to respond to questions at the conclusion of the presentation.

The Company has demonstrated sustained growth throughout the first quarter of 2026. The gross loan portfolio increased by $132.1 million, or 13.8%, during the first quarter of 2026 to $1.09 billion. Total deposits increased by $161.1 million from December 31, 2025, totaling $1.09 billion at March 31, 2026, or 17.3% from the prior quarter. This also represents growth of $239.9 million in total deposits since March 31, 2025, or an increase of 28.1%.

Highlights for the First Quarter of 2026

●	Net income of $4.7 million, or $0.39 per basic share, and $0.20 diluted earnings per share (“diluted EPS”).
●	Return on Average Assets (“ROAA”) was 1.56% for the first quarter of 2026, compared to 1.77% in the fourth quarter of 2025 (both annualized).
●	Net interest margin was 4.49%, reflecting a 10 basis point increase from 4.39% in the fourth quarter of 2025.
●	Total assets grew by $157.1 million to $1.27 billion from December 31, 2025.
●	Total deposits increased by $161.1 million to $1.09 billion from December 31, 2025.
●	Gross loans increased by $132.1 million during the quarter to $1.09 billion, compared to $958.79 million at December 31, 2025.
●	Total stockholders’ equity increased by $5.0 million to $126.9 million as of March 31, 2026, up from $121.9 million as of December 31, 2025, reflecting continued earnings retention.
●	Return on Average Equity (“ROAE”) was 15.12% for the first quarter of 2026, compared to 16.23% in the fourth quarter of 2025 (both annualized).

“We entered 2026 building on the strongest year in our history, with continued momentum across all key areas of the business,” said Chairman of the Board Moishe Gubin. “As previously announced, 2026 is the year we begin executing on our expansion into new, financially related verticals that complement our banking operations. With the closing of our first loan through OptimumFinance in April, this next phase is now underway. Our sole focus remains on creating and delivering long-term shareholder value.”

Net interest income for the quarter-ended March 31, 2026 increased to $13.2 million, up by $1.3 million from the fourth quarter of 2025 and $3.8 million from the first quarter of 2025, supported by higher yields on loans and securities and lower costs on interest-bearing liabilities. The cost of interest-bearing liabilities was 3.26%, down by eight basis points from 3.34% in the fourth quarter, while interest-earning asset yields rose 17 basis points to 6.62%. The Company’s net interest margin rose 10 basis points to 4.49%, a reflection of disciplined loan and deposit pricing strategy, prudent liquidity management, and balance sheet optimization.

Noninterest income for the quarter-ended March 31, 2026 increased modestly to $1.8 million, or $0.1 million from the prior quarter, primarily driven by an increase in service charges and fees related to banking services. Noninterest expenses increased to $8.0 million, or $1.3 million from the fourth quarter, primarily relating to an increase in employee compensation expenses. The Company’s efficiency ratio was 53.5% for the first quarter of 2026, consistent with prudent cost management amid balance sheet expansion and associated revenue expansion.

Credit loss expense as of quarter-ended March 31, 2026 increased to $0.8 million, primarily due to strong growth in loan balances, partially offset by improvements in the credit quality of the loan portfolio and the evaluation of factors used to determine the credit loss. Gross charge-offs remained modest at $44,000 while recoveries totaled $41,000 resulting in net charge-offs of only $3,000 during the first quarter of 2026. The allowance for credit losses stood at $11.1 million as of March 31, 2026, or 1.01% of total loans.

Loan portfolio growth remained strong in the first quarter of 2026. Gross loans increased by $132.1 million from the prior quarter. Commercial real estate continued to expand, growing by $123.7 million. Additionally, there were increases in the consumer and land and construction portfolio segments, up $8.6 million and $4.8 million, respectively. These gains were partially offset by modest declines of $2.1 million in commercial loans, $2.0 million in multi-family real estate, and $0.9 million in residential real estate. The continued growth experienced in the loan portfolio is due to the implementation of our relationship-based banking model and the success of our lenders in competing for new business.

On the funding side, total deposits increased by $161.1 million to $1.09 billion from the fourth quarter of 2025, with strong sequential growth across all deposit categories. The Company had $40.0 million in Federal Home Loan Bank (“FHLB”) advances outstanding at March 31, 2026, a decrease of $10.0 million from December 31, 2025.

The Bank’s capital levels remain strong, with a Tier 1 Leverage Ratio of 10.74%, well above regulatory minimums. The Company remains well positioned to support continued growth and earnings momentum. The modest decline from the prior quarter reflects strong asset growth, as capital deployment into earning assets outpaced retained earnings, while capital levels remain well above regulatory requirements.

The Company’s outlook remains constructive. During the first quarter of 2026, the Company was ranked number 49 out of 3,465 U.S. community banks by S&P Global Market Intelligence, placing the Company in the top 1.4% nationwide. Subsequent to quarter end, in April 2026, both Alliance Global Partners and Brean Capital initiated equity research coverage of the Company validating the recognition and growing visibility of our platform. The Company continues to invest in technology, talent, and targeted growth strategies that reinforce its position as one of the most dynamic and rapidly growing community banks in South Florida. We remain grateful for the trust and partnership of our shareholders, customers, and employees.

The following table presents the Company’s quarterly trends of the consolidated financial highlights (unaudited) for the periods presented (see below for a summary of non-GAAP reconciliation):

	Quarterly Trends					1Q26 change vs
(Dollars in thousands except per share amounts)	1Q26	4Q25	3Q25	2Q25	1Q25	4Q25	1Q25
Selected Balance Sheet Data
Total assets	$1,268,735	$1,111,678	$1,083,043	$999,127	$977,468	$157,057	$291,267
Total gross loans	1,090,894	958,793	813,722	784,564	800,244	132,101	290,650
Total deposits	1,092,883	931,750	959,487	878,865	852,934	161,133	239,949
Earnings Highlights
Net income	$4,663	$4,853	$4,323	$3,602	$3,870	$(190)	$793
Diluted earnings per share (EPS)	$0.20	$0.21	$0.18	$0.15	$0.17	$(0.01)	$0.03
Net interest income	$13,190	$11,871	$11,048	$10,242	$9,426	$1,319	$3,764
Performance Ratios
Net interest margin	4.49%	4.39%	4.37%	4.32%	4.06%	0.10%	0.43%
Net interest spread	3.36%	3.11%	2.98%	3.08%	2.87%	0.25%	0.49%
Cost of interest-bearing liabilities	3.26%	3.34%	3.48%	3.49%	3.59%	(0.08)%	(0.34)%
Efficiency ratio	53.47%	49.59%	50.68%	51.18%	52.79%	3.88%	0.67%
Net loan-to-deposit ratio	98.69%	101.67%	83.67%	88.13%	92.77%	(2.98)%	5.92%
Return on (annualized)
Average assets (ROAA)	1.56%	1.77%	1.68%	1.48%	1.62%	(0.21)%	(0.06)%
Average equity (ROAE)	15.12%	16.23%	15.17%	13.10%	14.66%	(1.12)%	0.46%
Average tangible assets (ROTA)	1.56%	1.77%	1.68%	1.48%	1.62%	(0.21)%	(0.06)%
Pre-tax pre-provision net revenue (PPNR)	$6,968	$6,855	$6,426	$5,895	$5,031	$113	$1,937
Other Operating Measures
Common shares outstanding	12,166,858	11,533,943	11,883,943	11,751,082	11,751,082	632,915	415,776
Non-diluted tangible book value per share	$10.43	$10.57	$9.84	$9.48	$9.19	$(0.14)	$1.23
Fully diluted shares outstanding	23,625,209	23,523,473	23,523,473	23,390,612	23,390,612	101,736	234,597
Fully diluted tangible book value per share	$5.37	$5.18	$4.97	$4.76	$4.62	$0.19	$0.75
Tangible common equity to tangible assets	10.00%	10.97%	10.79%	11.14%	11.05%	(0.97)%	(1.05)%
Bank Tier 1 Leverage Ratio	10.74%	11.39%	11.71%	11.89%	11.71%	(0.65)%	(0.96)%

Financial Results

Statement of Income

Net income was $4.7 million for the first quarter of 2026, compared to net income of $4.9 million for the fourth quarter of 2025, and $3.9 million for the first quarter of 2025. The decrease from the fourth quarter of 2025 was primarily due to an increase in noninterest expense to $8.0 million, compared to $6.7 million in the fourth quarter, primarily driven by higher employee compensation associated with increased growth, due to a combination of prior quarter adjustments to year-end incentive compensation, seasonal increases in payroll taxes and other employee benefits, and continued investments in personnel. Additionally, there was a $0.4 million increase in credit loss expense, partially offset by increases of $1.3 million in net interest income and $0.1 million in noninterest income.

Total interest income was $19.5 million for the first quarter of 2026, compared to $17.4 million in the fourth quarter of 2025 and $15.0 million in the first quarter of 2025. The sequential growth was driven by a $2.7 million increase in interest income from loans partially offset by a $0.7 million decline in other interest income, primarily from lower interest earning deposits with banks. Compared to the first quarter of 2025, the increase was primarily due to a $244.7 million increase in average loan balances.

The following table depicts the components of interest income (unaudited) for the quarterly periods presented:

	Quarterly Trends					1Q26 change vs
(Dollars in thousands)	1Q26	4Q25	3Q25	2Q25	1Q25	4Q25	1Q25
Interest income
Loans	$18,114	$15,437	$14,082	$14,026	$13,601	$2,677	$4,513
Debt securities	191	164	153	158	160	27	31
Other	1,148	1,837	2,086	1,404	1,246	(689)	(98)
Total interest income	$19,453	$17,438	$16,321	$15,588	$15,007	$2,015	$4,446

Interest expense totaled $6.3 million for the first quarter of 2026, compared to $5.6 million for the fourth quarter of 2025 and $5.6 million for the first quarter of 2025. Compared to the fourth quarter of 2025, the increase in interest expense was primarily attributable to a $113.3 million increase in total interest-bearing liability balances, partially offset by an eight basis point decrease in the cost of interest-bearing liabilities from 3.34% to 3.26%. Compared to the first quarter of 2025, there was a $158.9 million increase in average interest-bearing liability balances, with a 33 basis point decrease in the cost of interest-bearing liabilities, from 3.59% to 3.26%.

Net interest income was $13.2 million in the first quarter of 2026, up from $11.9 million in the fourth quarter of 2025 and $9.4 million in the first quarter of 2025. The quarter-over-quarter increase was primarily driven by growth in the average interest-earning assets of $110.7 million, and the lower cost on interest-bearing liabilities. On a year-over-year basis, the growth in net interest income was primarily attributable to a $244.7 million increase in average loan balances and a $14.0 million increase in average interest-earning deposits with banks balances, further supported by lower funding costs.

Net interest margin expanded to 4.49% for the first quarter of 2026, compared to 4.39% and 4.06% for the fourth and first quarters of 2025, respectively. Compared to the fourth quarter of 2025, net interest margin increased by 10 basis points, primarily driven by the decrease in interest-bearing liabilities cost. Compared to the first quarter of 2025, net interest margin increased by 43 basis points, primarily attributable to a decrease in the cost of interest-bearing liabilities and an increase in loan yields.

The cost of interest-bearing liabilities was 3.26% in the first quarter of 2026, down from 3.34% in the fourth quarter of 2025 and down from 3.59% in the first quarter of 2025. The decrease from the fourth quarter of 2025 was primarily due to a decrease in yields in the time deposit portfolio. Compared to the same quarter last year, the cost of interest-bearing liabilities decreased substantially by 33 basis points. This reduction was due to a decrease in yields across the deposit portfolio with disciplined pricing following rate reductions combined with a reduction in borrowings.

Credit loss expense was $0.8 million during the first quarter of 2026, compared to $0.4 million in the fourth quarter of 2025, and a $0.2 million reversal for the first quarter of 2025. The increase in credit loss expense from the fourth quarter was primarily attributable to the $132.1 million increase in gross loan balances, partially offset by improvements in the credit quality of the loan portfolio and the evaluation of factors used to determine the credit loss. Gross charge-offs remained modest at $44,000 while recoveries totaled $41,000, resulting in net charge-offs of $3,000 during the first quarter of 2026. The Company’s allowance for credit losses stood at $11.1 million, or 1.01% of total loans, as of March 31, 2026.

Noninterest income totaled $1.8 million for the first quarter of 2026, up from $1.7 million in the prior quarter and up from $1.2 million in the first quarter of 2025. The quarter-over-quarter increase of $0.1 million was primarily driven by an increase in service charges and fees related to banking services. Compared to the same quarter last year, the $0.6 million increase in noninterest income was primarily related to increases in wire transfers, ACH fees on deposit payment transactions, and other loan fees.

Noninterest expenses totaled $8.0 million for the first quarter of 2026, compared to $6.7 million in the fourth quarter of 2025 and $5.6 million in the first quarter of 2025. Compared to the fourth quarter of 2025, the increase of $1.3 million primarily relates to an increase in employee compensation expenses. Compared to the first quarter of 2025, the increase of $2.4 million includes increases of $1.6 million, $0.4 million, and $0.3 million in employee compensation expenses, data processing, and other expenses, respectively.

The $1.3 million increase in employee compensation expenses when compared to the prior quarter is due to prior quarter adjustments to year-end incentive compensation combined with seasonal increases in payroll taxes and other employee benefits and continued investments in personnel.

The following table depicts the components of noninterest expenses (unaudited) for the quarterly periods presented:

	Quarterly Trends					1Q26 change vs
(Dollars in thousands)	1Q26	4Q25	3Q25	2Q25	1Q25	4Q25	1Q25
Noninterest expenses
Salaries and employee benefits	$4,988	$3,672	$4,004	$3,738	$3,381	$1,316	$1,607
Professional fees	295	333	276	275	247	(38)	48
Occupancy and equipment	338	328	327	294	282	10	56
Data processing	914	794	788	625	533	120	381
Regulatory assessment	179	161	126	202	198	18	(19)
Losses on sale and write-downs of other real estate owned	5	54	-	-	-	(49)	5
Other	1,287	1,401	1,083	1,047	985	(114)	302
Total noninterest expenses	$8,006	$6,743	$6,604	$6,181	$5,626	$1,263	$2,380

Income tax expense was $1.5 million for the first quarter of 2026 compared $1.6 million in the fourth quarter of 2025 and $1.3 million in the first quarter of 2025. The effective tax rate for the quarter was 24.8%, compared to 24.8% in the prior quarter and 25.5% from the prior year comparative quarter.

Balance Sheet

Total assets were $1.27 billion as of March 31, 2026, increasing from $1.11 billion at December 31, 2025, and up from $977.5 million at March 31, 2025. The quarter-over-quarter growth of $157.1 million was primarily attributable to a $131.2 million increase in net loans and a $25.5 million increase in cash and cash equivalents.

Cash and cash equivalents at March 31, 2026, were $140.0 million, which increased from $114.6 million at December 31, 2025, and decreased slightly from $143.5 million at March 31, 2025. The increase quarter-over-quarter was primarily driven by a $161.1 million increase in deposit balances, partially offset by a $131.2 million increase in net loans.

Investment securities (debt securities available for sale and held-to-maturity) at March 31, 2026, were $27.3 million, compared to $25.4 million at December 31 2025, and $23.3 million at March 31, 2025. One commercial mortgage-backed security was purchased during the quarter totaling $2.3 million. No sales of debt securities were reported during these periods.

Total gross loans at March 31, 2026, were $1.091 billion, an increase from $958.8 million at December 31, 2025, and up from $800.2 million at March 31, 2025. Gross loans increased during the quarter reflecting growth in commercial real estate, consumer, and land and construction. Compared to March 31, 2025, the gross loan portfolio increased by $290.7 million, reflecting growth primarily in commercial real estate.

The allowance for credit losses (“ACL”) was $11.1 million as of March 31, 2026, representing 1.01% of total loans, decreasing from 1.07% at December 31, 2025, and up from $10.3 million and $8.3 million at December 31, 2025, and March 31, 2025, respectively. The decrease in the ACL ratio reflects the impact of portfolio growth and model-driven reserve factors and does not indicate any deterioration in credit quality or coverage. The quarter-over-quarter increase of $0.8 million was primarily driven by the growth in the loan portfolio, partially offset by improvements in the credit quality of the loan portfolio and the evaluation of factors used to determine the credit loss. The ACL ratio reflects continued credit discipline and a well-diversified loan portfolio.

The following table presents the components of the ACL (unaudited) as of the dates indicated:

						March 31, 2026 change vs
	March 31,	December 31,	September 30,	June 30,	March 31,	December 31,	March 31,
	2026	2025	2025	2025	2025	2025	2025
Beginning balance	$10,273	$10,018	$9,338	$8,270	$8,660	$255	$1,613
Credit loss expense (reversal) - funded	791	389	639	1,043	(144)	402	935
Charge-offs	(44)	(201)	(129)	(72)	(325)	157	281
Recoveries	41	67	170	97	79	(26)	(38)
Ending balance	$11,061	$10,273	$10,018	$9,338	$8,270	$788	$2,791

Nonaccrual loans totaled $2.2 million at March 31, 2026, compared to $2.9 million at December 31, 2025, and $7.5 million at March 31, 2025. The decrease from the prior year was primarily due to a decrease in land and construction, and consumer nonaccrual loans of $6.2 million, offset by a $0.9 million increase in nonaccrual commercial loans during the year. There were no loans 90 days or more past due and still accruing interest as of March 31, 2026. Additionally, the Company did not report any modified loans to borrowers experiencing financial difficulty during the first quarter of 2026.

Nonperforming assets (“NPA”) reflected strong asset quality at March 31, 2026. Nonaccrual loans decreased to $2.2 million from $2.9 million at December 31, 2025 and $7.5 million at March 31,2025. The Company sold the one real estate owned (“OREO”) property reported on December 31, 2025 totaling $0.6 million and recorded a $55,000 loss on sale. Following the sale, the Company reported no OREO property as of March 31, 2026.

Total deposits at March 31, 2026, were $1.09 billion, an increase from $931.8 million at December 31, 2025, and an increase from $852.9 million at March 31, 2025. The increase from December 31, 2025, was attributable to increases in all deposit categories, with a 23.5% increase in time deposits and a $38.4 million, or 14.4% increase in noninterest-bearing demand deposits. The increase from March 31, 2025 was also attributable to increases in all deposit categories, most notably a 35.2% increase in time deposits and a 29.3% increase in noninterest-bearing demand deposits. The Company continues to maintain a diverse and stable funding base.

Accumulated other comprehensive loss (“AOCL”) was $4.7 million at March 31, 2026, compared to $4.6 million at December 31, 2025, and $5.2 million at March 31, 2025. The AOCL increased by $0.1 million quarter-over-quarter, primarily due to the increase in mid to long-term interest rates impacting the fair value of available-for-sale securities. Year-over-year, AOCL improved by $0.5 million, reflecting the net impact of favorable fair value changes over the trailing twelve months, resulting in unrealized gains. All AOCL amounts represent unrealized gains and losses, net of applicable income taxes, and have no impact on reported earnings or regulatory capital.

Shareholders’ equity was $126.8 million as of March 31, 2026, compared to $121.9 million as of December 31, 2025, and $108.0 million as of March 31, 2025. The increase during the first quarter was principally attributable to net income of $4.7 million and $0.4 million related to the issuance of stock for annual employee stock compensation, partially offset by the $0.1 million increase in AOCL.

Tangible book value per share at March 31, 2026, was $10.43, down from $10.57 at December 31, 2025, and up from $9.19 at March 31, 2025. This non-diluted measure is based on common shares outstanding, which were 12,166,858 at March 31, 2026 (up from 11,533,943 at December 31, 2025 and 11,751,082 at March 31, 2025). During the first quarter of 2026, 65 Preferred Series B shares were converted to 531,179 common shares, which impacted the Tangible book value per share. Additional common shares totaling 101,315 were issued in the first quarter of 2026 for annual employee stock compensation with 421 common shares issued through the Company’s ongoing at-the-market (“ATM”) offering.

Although GAAP accounting generally presents book value based on common shares outstanding, the Company believes a more comprehensive measure of shareholder value is on a fully diluted basis.

On a fully diluted basis, tangible book value per share was $5.37 at March 31, 2026, up $0.19 per share, or 14.9% annualized from $5.18 at December 31, 2025, and up $0.75, or 16.2% from $4.62 at March 31, 2025. This is based on fully diluted shares outstanding of 23,625,209 at March 31, 2026 (up from 23,523,473 at December 31, 2025, and up from 23,390,612 at March 31, 2025).

The increase in both non-diluted and fully diluted tangible book value per share reflects strong quarterly earnings performance and overall capital strength.

FORWARD-LOOKING STATEMENTS

Certain statements made in this report which are not statements of historical fact are forward-looking statements within the meaning of, and subject to the protection of, the federal securities laws. Forward looking statements include, among others, statements with respect to our beliefs, plans, objectives, goals, targets, expectations, anticipations, assumptions, estimates, intentions and future performance and involve known and unknown risks, many of which are beyond our control and which may our actual results, performance or achievements to be materially different from future results, performance or achievements expressed or implied by the forward-looking statements made in this report. You can identify forward-looking statements through our use of words such as “believes,” “anticipates,” “expects,” “may,” “will,” “assumes,” “should,” “predicts,” “could,” “should,” “would,” “intends,” “targets,” “estimates,” “projects,” “plans,” “potential” and other similar words and expressions. Forward-looking statements are based on our current beliefs and expectations and are subject to significant risks and uncertainties. Accordingly, we caution you not to place undue reliance on such statements. We undertake no obligation to update or revise any of our forward-looking statements for events or circumstances that arise after the statement is made, except as otherwise may be required by law.

Investor Relations & Corporate Relations

Contact: Seth Denison

Telephone: (305) 401-4140

Email: SDenison@OptimumBank.com

OptimumBank Holdings, Inc.

Consolidated Balance Sheets (Unaudited)

(Dollars in thousands)

						March 31, 2026 change vs
	March 31,	December 31,	September 30,	June 30,	March 31,	December 31,	March 31,
	2026	2025	2025	2025	2025	2025	2025
Assets
Cash and due from banks	$15,074	$9,349	$9,271	$8,833	$13,542	$5,725	$1,532
Interest-bearing deposits with banks	124,942	105,210	225,815	172,921	129,914	19,732	(4,972)
Total cash and cash equivalents	140,016	114,559	235,086	181,754	143,456	25,457	(3,440)
Debt securities available for sale	27,044	25,184	22,926	22,378	23,043	1,860	4,001
Debt securities held-to-maturity	212	214	246	260	269	(2)	(57)
Loans, net of allowance for credit losses	1,078,533	947,294	802,812	774,548	791,232	131,239	287,301
Federal Home Loan Bank stock	2,678	3,028	658	658	1,128	(350)	1,550
Premises and equipment, net	2,797	2,490	2,308	2,426	2,249	307	548
Other real estate owned	-	551	-	-	-	(551)	-
Right-of-use lease assets	2,511	2,617	2,725	2,552	2,647	(106)	(136)
Accrued interest receivable	3,994	3,621	3,171	3,138	3,287	373	707
Deferred tax asset	3,116	3,108	3,238	3,135	2,777	8	339
Other assets	7,834	9,012	9,873	8,278	7,380	(1,178)	454
Total assets	$1,268,735	$1,111,678	$1,083,043	$999,127	$977,468	$157,057	$291,267
Liabilities and Stockholders’ Equity
Liabilities
Noninterest-bearing demand deposits	$304,887	$266,520	$313,973	$259,816	$235,779	$38,367	$69,108
Savings, NOW and money-market deposits	345,494	306,921	309,087	300,907	289,768	38,573	55,726
Time deposits	442,502	358,309	336,427	318,142	327,387	84,193	115,115
Total deposits	1,092,883	931,750	959,487	878,865	852,934	161,133	239,949
Federal Home Loan Bank advances	40,000	50,000	-	-	10,000	(10,000)	30,000
Operating lease liabilities	2,647	2,745	2,846	2,661	2,746	(98)	(99)
Other liabilities	6,357	5,286	3,822	6,253	3,785	1,071	2,572
Total liabilities	1,141,887	989,781	966,155	887,779	869,465	152,106	272,422
Stockholders’ equity
Preferred stock:
Series B Convertible Preferred	-	-	-	-	-	-	-
Series C Convertible Preferred	-	-	-	-	-	-	-
Common stock	122	115	119	118	118	7	4
Additional paid-in capital	112,993	112,578	112,574	112,010	112,015	415	978
Retained earnings (accumulated deficit)	18,464	13,801	8,948	4,625	1,023	4,663	17,441
Accumulated other comprehensive loss	(4,731)	(4,597)	(4,753)	(5,405)	(5,153)	(134)	422
Total stockholders’ equity	126,848	121,897	116,888	111,348	108,003	4,951	18,845
Total liabilities and stockholders’ equity	$1,268,735	$1,111,678	$1,083,043	$999,127	$977,468	$157,057	$291,267

OptimumBank Holdings, Inc.

Consolidated Statements of Earnings - Quarterly (Unaudited)

(Dollars in thousands, except per share amounts)

	Quarterly Trends					1Q26 change vs
	1Q26	4Q25	3Q25	2Q25	1Q25	4Q25	1Q25
Interest income
Loans	$18,114	$15,437	$14,082	$14,026	$13,601	$2,677	$4,513
Debt securities	191	164	153	158	160	27	31
Other	1,148	1,837	2,086	1,404	1,246	(689)	(98)
Total interest income	19,453	17,438	16,321	15,588	15,007	2,015	4,446

Interest expense
Deposits	6,176	5,561	5,273	5,322	5,278	615	898
Borrowings	87	6	-	24	303	81	(216)
Total interest expense	6,263	5,567	5,273	5,346	5,581	696	682

Net interest income	13,190	11,871	11,048	10,242	9,426	1,319	3,764

Credit loss expense (reversal)	770	398	763	1,040	(165)	372	935
Net interest income after credit loss expense (reversal)	12,420	11,473	10,285	9,202	9,591	947	2,829

Noninterest income
Service charges and fees	1,313	1,268	1,252	1,099	1,038	45	275
Other	471	459	730	735	193	12	278
Total noninterest income	1,784	1,727	1,982	1,834	1,231	57	553

Noninterest expenses
Salaries and employee benefits	4,988	3,672	4,004	3,738	3,381	1,316	1,607
Professional fees	295	333	276	275	247	(38)	48
Occupancy and equipment	338	328	327	294	282	10	56
Data processing	914	794	788	625	533	120	381
Regulatory assessment	179	161	126	202	198	18	(19)
Losses on sale and write-downs of other real estate owned	5	54	-	-	-	(49)	5
Other	1,287	1,401	1,083	1,047	985	(114)	303
Total noninterest expenses	8,006	6,743	6,604	6,181	5,626	1,263	2,381

Net earnings before income taxes	6,198	6,457	5,663	4,855	5,196	(259)	1,001

Income taxes	1,535	1,604	1,340	1,253	1,326	(69)	209
Net income	$4,663	$4,853	$4,323	$3,602	$3,870	$(190)	$792

Net income per share - Basic	$0.39	$0.42	$0.37	$0.31	$0.33	$(0.03)	$0.06
Net income per share - Diluted	$0.20	$0.21	$0.18	$0.15	$0.17	$(0.01)	$0.03

OptimumBank Holdings, Inc.

Consolidated Average Balances, Interest Income and Expenses, Yields and Rates (QTD) (Unaudited)

(Dollars in thousands, except average yields/rates)

	1Q26			4Q25			1Q25
		Interest	Average		Interest	Average		Interest	Average
	Average	and	Yield/	Average	and	Yield/	Average	and	Yield/
	Balance	Dividends	Rate(1)	Balance	Dividends	Rate(1)	Balance	Dividends	Rate(1)
Interest-earning assets
Loans	$1,041,583	$18,114	7.05%	$876,581	$15,437	7.04%	$796,846	$13,601	6.83%
Securities	26,527	191	2.92%	24,192	164	2.71%	22,977	160	2.79%
Other interest-earning assets (2)	123,845	1,148	3.76%	180,474	1,837	4.07%	109,863	1,246	4.54%

Total interest-earning assets/interest income	1,191,955	19,453	6.62%	1,081,247	17,438	6.45%	929,686	15,007	6.46%

Cash and due from banks	10,656			8,285			14,177
Premises and equipment	2,684			2,444			2,139
Other	4,641			4,972			7,862

Total assets	$1,209,936			$1,096,948			$953,864

Interest-bearing liabilities
Savings, NOW and money-market deposits	$334,816	$1,896	2.30%	$303,184	$1,713	2.26%	$277,012	$1,751	2.53%
Time deposits	436,205	4,280	3.98%	363,225	3,848	4.24%	312,116	3,527	4.52%
Borrowings (3)	9,224	87	3.83%	543	5.39	3.97%	32,222	303	3.76%

Total interest-bearing liabilities/interest expense	780,245	6,263	3.26%	666,952	5,567	3.34%	621,350	5,581	3.59%

Noninterest-bearing demand deposits	296,750			301,812			219,204
Other liabilities	7,852			8,606			7,719
Stockholders’ equity	124,089			119,578			105,591

Total liabilities and stockholders’ equity	$1,209,936			$1,096,948			$953,864

Net interest income		$13,190			$11,871			$9,426

Interest rate spread (4)			3.36%			3.11%			2.86%

Net interest margin (5)			4.49%			4.39%			4.06%

Ratio of average interest-earning assets to average interest-bearing liabilities	1.53			1.62			1.50

(1)	Annualized.
(2)	Includes interest-earning deposits with banks, Federal Funds Sold and Federal Home Loan Bank stock dividends.
(3)	Includes Federal Home Loan Bank advances.
(4)	Interest rate spread represents the difference between average yield on interest-earning assets and the average cost of interest-bearing liabilities.
(5)	Net interest margin is net interest income divided by average interest-earning assets.

OptimumBank Holdings, Inc.

Segments of Loans Analysis (Unaudited)

(Dollars in thousands)

						March 31, 2026 change vs
	March 31,	December 31,	September 30,	June 30,	March 31,	December 31,	March 31,
	2026	2025	2025	2025	2025	2025	2025
Residential real estate	$73,130	$74,018	$66,723	$66,602	$71,638	$(888)	$1,492
Multi-family real estate	63,655	65,693	67,435	68,321	63,615	(2,038)	40
Commercial real estate	790,238	666,508	524,865	478,224	482,113	123,730	308,125
Land and construction	41,000	36,212	43,364	61,126	80,338	4,788	(39,338)
Commercial	46,127	48,196	45,604	50,351	50,585	(2,069)	(4,458)
Consumer	76,744	68,166	65,731	59,940	51,955	8,578	24,789
Total loans	1,090,894	958,793	813,722	784,564	800,244	132,101	290,650
Deduct:
Net deferred loan fees and costs	(1,300)	(1,227)	(892)	(678)	(742)	(73)	(558)
Allowance for credit losses	(11,061)	(10,273)	(10,018)	(9,338)	(8,270)	(788)	(2,791)
Loans, net	$1,078,533	$947,293	$802,812	$774,548	$791,232	$131,240	$287,301

Explanation of Certain Unaudited Non-GAAP Financial Measures

This presentation contains financial information determined by methods other than Generally Accepted Accounting Principles (“GAAP”). Management uses these non-GAAP financial measures in its analysis of the Company’s performance and believes these presentations provide useful supplemental information, and a clearer understanding of the Company’s performance. The Company believes the non-GAAP measures enhance investors’ understanding of the Company’s business and performance and if not provided would be requested by the investor community. These measures are also useful in understanding performance trends and facilitate comparisons with the performance of other financial institutions. The limitations associated with operating measures are the risk that persons might disagree as to the appropriateness of items comprising these measures and that different companies might define or calculate these measures differently. The Company provides reconciliations between GAAP and these non-GAAP measures. These disclosures should not be considered an alternative to GAAP.

Non-GAAP Reconciliations

Pre-tax, Pre-provision earnings (Unaudited)

(Dollars in thousands)	1Q26	4Q25	3Q25	2Q25	1Q25
Net Income (GAAP)	$4,663	$4,853	$4,324	$3,602	$3,870
Plus: Income Tax Expense	1,535	1,604	1,340	1,253	1,326
Plus: Credit Loss Expense (Reversal)	770	398	763	1,040	(165)
Pre-tax, Pre-provision earnings (Non-GAAP)	6,968	6,855	6,427	5,895	5,031

Tangible Book Value Per Common Share and Per Fully Diluted Share (Unaudited)

(Dollars in thousands, except per share amounts)	1Q26	4Q25	3Q25	2Q25	1Q25
Total Stockholders’ (GAAP) and Tangible Common Equity	$126,848	$121,897	$116,888	$111,348	$108,003
Common Shares Outstanding	12,167	11,534	11,884	11,751	11,751
Effect of conversion of series B preferred shares if converted	10,582	11,114	11,114	11,114	11,114
Effect of conversion of series C preferred shares if converted	876	876	526	526	526
Total Diluted Shares	23,625	23,524	23,524	23,391	23,391

Tangible Book Value per Common Share	$10.43	$10.57	$9.84	$9.48	$9.19
Tangible Book Value per Share - Diluted	$5.37	$5.18	$4.97	$4.76	$4.62